Exhibit 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:	Immediately
Date:	October 3, 2013
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Election of New Director

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that its Board of Directors elected Robert S. Rollo to the Board, effective October 3, 2013.

Mr. Rollo, 66, most recently served as a Senior Partner at Heidrick and Struggles in Los Angeles from 2006 until his retirement in 2012.  Heidrick and Struggles is a leading international leadership advisory and executive search firm.  Mr. Rollo is a past trustee of the University of Southern California and is Chairman Emeritus of the Southern California Chapter of the National Association of Corporate Directors.

“We are pleased to welcome Bob Rollo to the PS Business Parks’ Board of Directors,” said Joseph D. Russell, Jr., President and Chief Executive Officer of PS Business Parks. “With Bob’s long standing ties in the executive search industry and leadership advisory services he is well known within the Western U.S. business community and brings valuable perspective to our board.  I look forward to his expert advice and counsel as a member of our board of directors.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of September 30, 2013, the Company wholly owned 28.6 million rentable square feet with approximately 4,750 customers located in eight states, concentrated in California (11.1 million sq. ft.), Virginia (4.0 million sq. ft.), Texas (3.9 million sq. ft.), Florida (3.7 million sq. ft.), Maryland (2.4 million sq. ft.), Washington (1.5 million sq. ft.), Oregon (1.3 million sq. ft.) and Arizona (0.7 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet.  The Company’s website is www.psbusinessparks.com.

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